Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, COO, CFO and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225 Will Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports First Quarter 2006 Financial Results

and Reiterates Full Year Vancocin Sales Guidance

Exton, PA, May 4, 2006 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the first quarter ended March 31, 2006.

Recent operational highlights include:

•	Underlying prescription demand for Vancocin, measured by IMS, grew 39 percent over the first quarter of 2005;

•	A portion of prescription demand was met by a reduction in wholesaler inventory;

•	Net product sales grew 39 percent compared to the first quarter of 2005;

•	Working capital grew $12 million to $179 million;

•	Fast track designation for maribavir received from U.S. Food and Drug Administration (FDA);

•	Maribavir shown in phase 2 study to be well tolerated and to significantly reduce incidence of CMV reactivation in stem cell transplant patients;

•	Third party manufacturing and supply chain for Vancocin approved; and

•	Petition filed with FDA to stay approval of generic versions of Vancocin in the absence of appropriate standards.

Net sales of Vancocin® were $29.2 million for the first quarter of 2006, representing a 38.8 percent increase from $21.1 million for the first quarter of 2005.

Operating income in the first quarter of 2006 was $13.4 million compared to $17.4 million operating income in the first quarter of 2005. Factors that reduced operating income included the fact that 2006 does not include any license fee revenue, whereas 2005 included $6.0 million license fee revenue and that other operating expenses increased $4.1 million as compared to the first quarter of 2005, including $0.9 million of share-based compensation. Partially offsetting the reductions to operating income was the increase in gross margin of $6.1 million related to sales of Vancocin.

“Prescription demand for Vancocin as reported by IMS during the first quarter of 2006 continued to grow to its highest point in the history of this product, though our product sales were significantly impacted by a reduction in product inventory levels in the wholesaler channel,” commented Vincent Milano, ViroPharma’s chief operating officer and chief financial officer. “We believe that our sales of Vancocin have been impacted by changes in wholesaler inventory levels every quarter since we acquired Vancocin; however, the first quarter of 2006 represents the first time wholesalers have chosen to reduce their inventory levels of the product to this degree. Despite this recent change in wholesaler levels, underlying prescription demand remains very strong, as such we are reiterating the guidance we last gave for net sales of Vancocin of $160 to $170 million for the full-year 2006.”

“From an operations perspective, the beginning of 2006 was marked by some significant successes and challenges,” commented Michel de Rosen, ViroPharma’s Chief Executive Officer. “Of course, we were thrilled by the Phase 2 data for maribavir showing that maribavir not only met its primary end point, it was well tolerated, and showed extraordinary results in reducing the incidence of CMV reactivation in these very sick patients at every dose group. We also completed the full approval of our third party supply chain for Vancocin, which will, among other things, improve our already strong product margins as we head toward the end of this year.”

Continued de Rosen, “A significant event occurred on March 16th and 17th when we were surprised by an apparent change in opinion at the Office of Generic Drugs (OGD) regarding what had previously been their approach requiring generic competitors to demonstrate bioequivalence to Vancocin through clinical studies or appropriately validated in vitro methodology. At that point we made our first filing with the FDA, a petition for a stay of action regarding the use of dissolution data as the premise for granting bioequivalence waivers, which we do not consider to be an appropriate standard. We believe that only through adequate and well-controlled human clinical trials can the efficacy, and perhaps most importantly the safety, of a generic version of oral Vancocin be confirmed. For a life-saving product such as Vancocin this issue is exceptionally important to the healthcare community and the patients we serve.”

The adoption of SFAS 123R, “Share-based Payments,” resulted in $0.9 million of expense, excluding the impact of income taxes. This results in a $0.01 per share impact for basic and diluted earnings per share.

Net income in the first quarter of 2006 was $8.2 million, compared to $17.4 million in the first quarter of 2005. Net income per share for the quarter ended March 31, 2006 was $0.12 per share, basic and diluted, compared to a net income of $0.64 per share, basic, and $0.36 per share, diluted, for the same period in 2005.

The primary drivers of the lower results were the effects of lower operating income discussed above and income tax expense of $5.5 million in the first quarter of 2006, while no income tax was recorded in the first quarter of 2005.

Operating Highlights

During the quarter ended March 31, 2006, net sales of Vancocin increased 38.8 percent compared to the same period in 2005 due to the impact of price increases, partially offset by lower unit sales. The Company believes, based upon data reported by IMS Health Incorporated, that prescriptions in the 2006 period exceeded prescriptions in the 2005 period by 39 percent. Since the Company does not acquire precise inventory data from wholesalers, the Company is required to estimate the inventory at wholesalers. The Company believes the lower unit sales reflect a decrease in wholesalers’ inventory levels during the first quarter of 2006 compared to an increase in wholesalers’ inventory levels during the first quarter of 2005.

The gross margin rate was 80 percent for the quarter ended March 31, 2006 and 83 percent for the first quarter of 2005. The decrease is primarily the result of units carrying an increased inventory cost as they were manufactured pursuant to the November 2005 amendment to the manufacturing agreement with Lilly, offset by the effects of price increases.

The total costs and expenses associated with operating income were $15.9 million and $9.8 million, for the first quarter of 2006 and 2005, respectively. In addition to the $2.1 million increase in cost of sales, research and development increased $1.3 million as the Company continued to support its CMV and HCV development programs and marketing, general and administrative increased $2.6 million related to commercial and other personnel related expenses, share-based compensation, and legal and consulting costs, $0.4 million of which related to the Company’s opposition to the attempt by the OGD to change the approach towards making vancomycin hydrochloride capsules bioequivalence decisions.

The Company’s effective income tax expense rate was 40.1 percent for the quarter ended March 31, 2006, while the 2005 quarter does not include any income tax expense. Income tax expense includes federal and state income tax at statutory rates and the effects of various permanent differences. The Company anticipates that the annual effective tax rate will be 38.2 percent.

Debt Highlights

On March 1, 2006, the Company redeemed the remaining $78.9 million principal amount of subordinated convertible notes, which eliminated all debt that was outstanding at December 31, 2005. The Company recognized a charge of $1.2 million related to this payment, in the first quarter of 2006, which includes a $0.7 million premium and the write-off of the $0.5 million of remaining deferred financing costs.

The decrease in interest expense was due to the first quarter of 2006 having a lower average debt balance compared to the same period of 2005.

Working Capital Highlights

As of March 31, 2006, ViroPharma’s working capital was approximately $179 million, which represents a $12 million increase from December 31, 2005.

Looking ahead to 2006

ViroPharma is commenting upon previously announced guidance for the year 2006 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2006, ViroPharma expects the following:

•	Net sales are expected to be $160 to $170 million, representing growth of 27 percent to 35 percent over 2005;

•	Operating income (without the SFAS 123R impact) is expected to grow 10 percent to 20 percent over 2005;

•	SFAS 123R impact to operating income in the range of $3.5 to $4.5 million is not reflected in operating income growth above. Operating income growth including the impact of SFAS 123R is expected to grow 5 percent to 15 percent over 2005.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected operating income growth rate has been presented including and excluding the effect of stock option expense resulting from SFAS 123R. The Company believes that it is appropriate to present this supplemental information as, effective January 1, 2006, the Company adopted SFAS 123R, which requires companies to prospectively measure all employee stock-based compensation awards using a fair value method and recognize compensation costs in its financial statements. Prior to fiscal year 2006, all financial results and guidance issued by the Company had not included the impact of expenses from such compensation. Presenting the Company’s operating income growth rate in this release both with and without the impact of such expenses will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on May 4, 2006 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 391-2548 (domestic) and (302) 709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until May 18, 2006.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the Company’s expectation of improved product margins toward the end of 2006; its expected effective tax rate for 2006; and the Company’s financial guidance for 2006. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin, approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product, and difficulties encountered in qualifying a third party supply chain;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	regulatory action by the FDA and other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	the timing and results of anticipated events in the Company’s CMV and HCV programs;

•	the timing of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products; and

•	the utilization of tax carryforwards, which can be limited based upon future earnings or events.

These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Statements of Operations:

(in thousands, except per share data)	Three months ended March 31, 2006
	2006	2005
	(unaudited)
Revenues:
Net product sales	$29,233	$21,055
Milestone, license fee and other revenue	141	6,141

Total revenues	29,374	27,196

Costs and Expenses:
Cost of sales	5,674	3,614
Research and development	4,074	2,761
Marketing, general and administrative	4,906	2,265
Intangible amortization and acquisition of technology rights	1,275	1,170

Total costs and expenses	15,929	9,810

Operating income	13,445	17,386

Other Income (Expense):
Change in fair value of derivative liability	—	3,558
Loss on bond redemption	(1,127)	—
Interest income	2,222	208
Interest expense	(865)	(3,778)

Income before income tax expense	13,675	17,374
Income tax expense	5,487	—

Net income	$8,188	$17,374

Basic net income per share	$0.12	$0.64

Diluted net income per share	$0.12	$0.36

Shares used in computing net income per share amounts
Basic	68,565	27,137

Diluted	70,268	51,997

Consolidated Balance Sheets:
(in thousands)	March 31, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$156,763	$233,413
Working capital	179,013	166,666
Total assets	353,558	435,525
Total stockholders’ equity	336,508	326,977